Exhibit 99

News Release

Contact:	Charles R. Guarino
Treasurer
(814)765-9621

FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS FIRST QUARTER EARNINGS FOR 2008

Clearfield, Pennsylvania – April 15, 2008

CNB Financial Corporation, the parent company of CNB Bank, today announced reported earnings of $2.0 million or $0.23 diluted earnings per share for the quarter ended March 31, 2008, compared to $1.9 million or $0.22 diluted earnings per share for the first quarter of 2007. The 2008 first quarter results represent a 4.2% increase in earnings compared to the first quarter of 2007.

The increase in earnings is primarily the result of the growth in net interest income of $2.1 million or 29.6%. Partially offsetting this increase in revenue were several increases in recurring expenses particularly the provision for loan losses and salaries and benefits expense. These increases are directly correlated to the continuing growth and expansion of the Corporation.

Also offsetting the revenue growth were certain non-cash charges resulting from the adoption of the recent Financial Accounting Standards Board Statement No. 159 on certain equity securities held by the Corporation. As a result, the change in the fair market value is now reflected on the income statement and resulted in a non-cash charge against income of $646 thousand.

William F. Falger, President & Chief Executive Officer of CNB Financial Corporation, commented, “We are very pleased with our first quarter performance, particularly the growth in assets resulting from our expansion into additional market areas. We believe we will see continued growth for the remainder of 2008 despite weakening economic conditions.”

Financial Highlights (in thousands)	(Unaudited)		(Unaudited)
	31-Mar-08 Consolidated	31-Dec-07 Consolidated	31-Mar-07 Consolidated
Consolidated Balance Sheets
Assets
Cash and due from banks	$24,916	$23,540	$17,440
Interest-bearing deposits	6,686	5,772	8,216
Federal funds sold	4,115	773	14,445

CASH & CASH EQUIVALENTS	35,717	30,085	40,101
Securities available for sale (including securities of $5,485 at March 31, 2008 measured at fair value pursuant to fair value option)	177,178	162,643	157,088
Loans held for sale	2,747	1,745	2,972
Net loans	608,010	592,915	535,820
FHLB, FRB & other equity interests	5,682	5,834	4,231
Premises & Equipment, Net	21,396	19,780	16,352
Bank owned life insurance	15,273	15,099	14,615
Intangible, net	11,081	11,106	11,181
Accrued Interest & Other Assets	9,951	17,101	8,015

TOTAL ASSETS	$887,035	$856,308	$790,375

Liabilities
Deposits
Non-interest bearing deposits	$99,593	$90,994	$82,558
Interest bearing deposits	590,891	568,163	558,649

TOTAL DEPOSITS	690,484	659,157	641,207
Treasury, tax, and loan borrowings	1,199	2,000	2,000
FHLB and other borrowings	98,000	98,000	55,250
Subordinated Debentures	20,620	20,620	10,310
Accrued expenses and other liabilities	7,879	7,248	8,569

TOTAL LIABILITIES	818,182	787,025	717,336

Shareholders’ Equity
Common stock	—	—	—
Additional paid-in	12,897	13,058	13,071
Retained earnings	66,813	66,696	63,547
Treasury stock, at cost (648,969 shares for Mar 2008, 679,948 shares for Dec 2007, and 359,682 shares for Mar 2007)	(9,499)	(9,947)	(5,106)
Accumulated other comprehensive (loss) income	(1,358)	(524)	1,527

TOTAL SHAREHOLDERS’ EQUITY	68,853	69,283	73,039

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$887,035	$856,308	$790,375

Nonperforming Assets	$3,157	$2,890	$1,702
% of Total Assets	0.36%	0.34%	0.22%
Trust Assets	$221,521	$231,335	$224,932

Consolidated Income Statement (Unaudited)	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007

Interest Income
Loans including fees	$11,609	$10,334
Deposits with banks	81	102
Federal funds sold	151	115
Securities	2,189	1,989

TOTAL INTEREST AND DIVIDENDS	14,030	12,540
Interest Expense
Deposits	3,542	4,669
Borrowed funds	1,132	673
Subordinated Debentures	314	220

Total interest expense	4,988	5,562
NET INTEREST INCOME	9,042	6,978
Provision for loan losses	509	126

NET INTEREST AFTER PROVISION	8,533	6,852
Other Income
Trust income	340	261
Service charges on deposits	1,002	935
Other charges and fees	296	182
Net security (losses) gains	(58)	13
Net unrealized losses on securities for which fair value was elected	(646)	—
Mortgage banking Income	93	77
BOLI	174	131
Wealth Management	212	152
Other	133	236

TOTAL OTHER INCOME	1,546	1,987
Non-Interest Expenses
Salaries and Benefits	3,889	3,178
Occupancy, net	975	836
Data Processing	546	552
Amortization of intangible	25	25
Director’s Fees	216	89
Total other expenses	1,702	1,579

Total non-interest expenses	7,353	6,259
NET INCOME BEFORE TAXES	2,726	2,580
Federal income tax	724	659

NET INCOME	$2,002	$1,921

Earnings Per Share, Fully diluted	$0.23	$0.22
Dividends Per Share	$0.16	$0.15
Return on Average Assets (ROA)	0.93%	1.00%
Return on Average Equity (ROE)	11.50%	10.68%

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic competitive conditions; and other risks and uncertainties.

CNB Bank’s website is www.bankcnb.com.